UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2006

BROWN & BROWN, INC.

(Exact name of registrant as specified in its charter)

Florida	001-13619	59-0864469

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

220 South Ridgewood Avenue, Daytona Beach, Florida 32114

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:    (386) 252-9601

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

     On December 22, 2006, Brown & Brown, Inc. (the "Company") entered into a Master Shelf and Note Purchase Agreement (the "Master Agreement") with Prudential Investment Management, Inc. ("Prudential") and certain Prudential affiliates which are or become bound thereby (collectively, the "Purchasers").  Certain of the Purchasers, and other affiliates of the Purchasers have purchased notes issued by the Company in 2004.  The Master Agreement provides for a $200.0 million private uncommitted shelf facility for the issuance of senior unsecured notes over a three-year period, with interest rates that may be fixed or floating and with such maturity dates, not to exceed ten (10) years, as the parties may determine.  The Master Agreement contains provisions for the addition of guaranties from certain subsidiaries of the Company, if certain conditions are not met.  In addition, the Master Agreement includes various covenants, limitations and events of default currently customary for similar facilities for similar borrowers.  The initial issuance of notes under the Master Facility occurred on December 22, 2006, through the issuance of $25.0 million in Series C Senior Notes due December 22, 2016, with a fixed interest rate of 5.66% per annum.

     The proceeds of the Series C Senior Notes are to be used for general corporate purposes, including the financing of acquisitions.  No indebtedness was paid at closing with the proceeds of the Series C Senior Notes.

     Also on December 22, 2006, the Company entered into a Second Amendment to Amended and Restated Revolving and Term Loan Agreement (the "Second Term Amendment") and a Third Amendment to Revolving Loan Agreement (the "Third Revolving Amendment") with SunTrust Bank, amending the existing Amended and Restated Revolving and Term Loan Agreement dated January 3, 2001 (the "Term Agreement"), and the existing Revolving Loan Agreement dated September 29, 2003, as amended (the "Revolving Agreement"), respectively.    The Company uses SunTrust Banks, Inc. for most of its cash management requirements.  The amendments provide covenant exceptions for the notes issued or to be issued under the Master Agreement, and relaxed or deleted certain other covenants. In the case of the Revolving Agreement, the lending commitment was reduced from $75.0 million to $20.0 million, the maturity date was extended from September 30, 2008 to December 20, 2011, and the applicable margins for advances and the availability fee were reduced.  Based on the Company's funded debt to EBITDA ratio, the applicable margin for Eurodollar advances changed from a range of 0.750% to 01.625% to a range of 0.450% to 0.875%.  The applicable margin for base rate advances changed from a range of 0.00% to 0.125% to a flat margin of -1.000%.  The availability fee changed from a range of 0.175 to 0.250% to a range of 0.100% to 0.200%.

     The foregoing description of the Master Agreement, Second Term Amendment and Third Revolving Amendment (collectively, the "Agreements") are qualified in their entirety by reference to the complete terms and conditions of the Agreements, copies of each of which will be filed as an exhibit to the Company's Annual Report on Form 10-K for its 2006 fiscal year.

Item 1.02	Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Brown & Brown, Inc.
(Registrant)

Date: December 29, 2006	By: /s/ Cory T. Walker
Cory T. Walker
Sr. Vice President, Chief Financial Officer
and Treasurer

# 4270457_v1